Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 2-62328 on Form S-3, in Registration Statement Nos. 333-44397 and 333-83019 on Form S-3 and in Registration Statement Nos. 33-58909, 33-53235, 33-13605, 33-64077, 333-120670, and 333-118207 on Form S-8 of our reports dated February 17, 2005, relating to the financial statements and financial statement schedule of PPG Industries, Inc. and to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of PPG Industries, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
February 17, 2005